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                                                                   EXHIBIT 10(c)

                              AMENDED AND RESTATED
                       EMPLOYMENT AND CONSULTING AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AND CONSULTING AGREEMENT is made as of August 7, 2000 (the "Agreement") among ARMSTRONG HOLDINGS, INC., a Pennsylvania corporation (the "Company"), ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation and an indirect wholly-owned subsidiary of the Company ("Armstrong"), and GEORGE A. LORCH, an individual and resident of Lancaster County, Pennsylvania (the "Executive"); WITNESSETH:

     WHEREAS, the Executive, Armstrong and the Company are parties to an Employment Agreement dated December 13, 1999, as amended (the "Original Agreement"), pursuant to which the Executive serves as Chairman of the Board, President and Chief Executive Officer of the Company; and

     WHEREAS, the Executive and the Company desire to implement the transition to successor management of the Company that was begun in January 2000, and to that end they desire to amend and restate the Original Agreement its entirety to provide for (i) the continued employment of the Executive in a non-executive capacity, and (ii) a period after the termination of Executive's employment during which he will provide consulting services.

     NOW THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   DEFINED TERMS.
     -------------

     The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.

2.   EMPLOYMENT AND CONSULTING ENGAGEMENT.
     ------------------------------------

     The Company hereby agrees to employ the Executive and to thereafter engage the Executive as a consultant, and the Executive hereby agrees to serve the Company and its subsidiaries and affiliates, on the terms and conditions set forth herein, during the Term of this Agreement.

3.   TERM OF AGREEMENT.
     -----------------

     The Term will commence on the date first above written (the "Effective Date") and shall continue until January 31, 2003. Notwithstanding anything in this Agreement to the contrary, the Company may terminate this Agreement in the event of Executive's Disability; provided, that any such termination shall not, by itself, terminate the Executive's employment or consulting engagement with the Company.

4.   POSITION AND DUTIES.
     -------------------


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     (a) Effective at the close of business on the Effective Date, which shall be the effective date of the appointment by the Board of Directors of a Chairman of the Board and Chief Executive Officer of the Company to succeed the Executive, the Executive agrees to resign as Chairman of the Board, President and Chief Executive Officer of the Company and as a director and officer of its subsidiaries and affiliates, and such resignations shall be effective without any further action by the Executive.

     (b) From the Effective Date until January 31, 2001 (the "Initial Period"), the Company agrees to employ the Executive with the title Advisor to the Chairman of the Board and Chief Executive Officer. In that capacity, the Executive shall assist the new Chairman of the Board and Chief Executive Officer of the Company with the transition to his office and to that end the Executive will (i) advise the new Chairman of the Board and Chief Executive Officer on issues and other matters affecting the Company, (ii) introduce the new Chairman of the Board and Chief Executive Officer to customers and suppliers of the Company, and (iii) perform such other duties, which duties shall not be inconsistent with the foregoing, and have such other responsibilities as the new Chairman of the Board and Chief Executive Officer of the Company or the Board of Directors shall prescribe. During the Initial Period, the Executive shall devote his full professional time and attention to the duties and responsibilities of his position; provided, that so long as such activities do not substantially interfere with the duties the Executive may devote a reasonable amount of time to (i) service as a director on one or more corporate boards of directors, (ii) civic and charitable activities, and (iii) personal estate and financial planning and investment activities. The Executive will retire as an employee of the Company effective February 1, 2001.

     (c) The Executive will continue to serve as a director of the Company through the December 2000 meeting of the Board of Directors of the Company, which is presently scheduled for December 11, 2000. Upon the appointment of his successor to the office of Chairman of the Board of the Company, the Executive shall have the title Chairman Emeritus of the Board of Directors of the Company.

     (d) From February 1, 2001 until January 31, 2003, the Company agrees to engage the Executive as a consultant and the Executive agrees to serve the Company in a consulting capacity (the "Consulting Period"). In that capacity, the Executive shall make himself available to the Company upon the Company's reasonable request at such times as the Company and the Executive shall mutually agree to: (i) consult with officers and advisors to the Company regarding issues and matters affecting the Company, (ii) introduce the new Chairman and Chief Executive Officer customers and suppliers of the Company and otherwise entertain customers and suppliers for the Company, and (iii) perform such other functions as the Company and the Executive shall mutually agree.

5.   COMPENSATION AND RELATED MATTERS.
     --------------------------------

     5.1 BASE SALARY. During the Initial Period, the Company shall pay to the
         -----------
Executive a base salary ("Base Salary") at a rate of $835,000 per year. The Base Salary shall be paid in accordance with the Company's payroll practices for its senior officers, but not less frequently than monthly, in arrears. Compensation of the Executive by Base Salary payments

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shall not be deemed exclusive and shall not prevent the Executive from participating in the incentive compensation and other benefits provided by the Company as specified herein. The Base Salary payments shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's Base Salary.

     5.2 INCENTIVE COMPENSATION. For the period through December 31, 2000, the
         ----------------------
Executive shall be entitled to participate in and receive benefits under the Management Achievement Plan at the level specified for the Executive prior to the date of this Agreement. Such incentive compensation shall be subject to and on a basis consistent with the terms, conditions and overall administration of such plans.

     5.3 OTHER COMPENSATION. Following the Executive's retirement as an employee
         ------------------
and during the Consulting Period, the Company shall pay the Executive cash compensation as follows: (a) $1.8 million in cash on February 1, 2001, and (b) $125,000 cash per quarter, payable on February 1, May 1, August 1, and November 1 of each year commencing February 1, 2001 and ending November 1, 2002; provided, that if during the Consulting Period the Executive is asked by the Company to perform services for the Company for more than 10 days per quarter, then, in addition to the foregoing, the Company shall also pay the Executive a per diem of $1,500 per day for such additional days. These payments shall be in lieu of any further compensation that would otherwise be due the Executive under the Original Agreement. The Executive shall not be entitled to any incentive or other compensation during the Consulting Period.

     5.4 FRINGE BENEFITS. During the Initial Period of this Agreement, and not
         ---------------
thereafter, the Executive shall be entitled to receive all perquisites and fringe benefits which the Company makes available to senior officers of the Company generally, including, but not limited to, all perquisites and fringe benefits provided to the Executive on the date of this Agreement.

     5.5 EXPENSES. During the Term of this Agreement, the Executive shall be
         --------
reimbursed by the Company for all reasonable and customary business-related expenses, including travel, entertainment, gifts and similar items, incurred by the Executive in connection with his services hereunder; provided, that the Company may establish a reasonable policy for the documentation and approval of such expenses.

     5.6 WORKING FACILITIES. During the Initial Period of this Agreement, and
         ------------------
not thereafter, the Company shall furnish the Executive with offices and working facilities in the Company's principal executive offices and shall provide secretarial and other assistance suitable to Executive's position and adequate for the performance of his duties hereunder. During the Consulting Period, the Executive shall be responsible for obtaining and maintaining such working facilities and administrative assistance as are reasonably necessary for the performance of his duties and responsibilities under this Agreement.

     5.7 VACATION. During the Initial Period of this Agreement, the Executive
         --------
shall be entitled to vacation in accordance with the Company's current policies and practices, provided that the Executive shall be entitled to not less than six (6) weeks of vacation during each year, or such greater period as the Board shall approve, without reduction in salary or other benefits.

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6.   COMPENSATION IN THE EVENT OF EXECUTIVE'S DEATH OR DISABILITY.
     ------------------------------------------------------------

     During the Term of this Agreement, during any period that the Executive is unable to perform the Executive's duties hereunder as a result of incapacity due to physical or mental illness, the Company shall pay, or cause to be paid, all amounts payable to the Executive pursuant to this Agreement as they become due. In the event that the Company terminates this Agreement prior to February 1, 2001 pursuant the last sentence of Section 3 as a result of the Executive's Disability or the Executive dies prior to February 1, 2001, the Company shall nevertheless pay to the Executive (or his estate) on February 1, 2001 the cash amount payable to him on February 1, 2001 pursuant to Section 5.3(a).

7.   TERMINATION COMPENSATION AND BENEFITS.
     -------------------------------------

     7.1 (a) If the Executive's employment or consulting engagement is terminated by the Company other than for Cause during the Term of this Agreement or in the event the Executive's employment or consulting engagement is terminated during the Term of this Agreement by the Executive for Good Reason, the Company shall pay to the Executive (or in accordance with Section 11.2 in the event of the Executive's death), (i) all remaining amounts payable to the Executive under this Agreement through February 1, 2003, in a lump sum payable within thirty (30) days after the Date of Termination, and (ii) any unreimbursed expenses payable pursuant to Section 5.5 of the Agreement that were incurred before the Date of Termination.

         (b) In the event the Executive's employment or consulting engagement is terminated during the Term of this Agreement by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay the Executive any amounts due pursuant to this Agreement as of the Date of Termination and all other amounts payable to the Executive under this Agreement shall be forfeited.

     7.2 (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit, or distribution by the Company or its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment ("Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 7.2(c) hereof, all determinations required to be made under this Section 7.2, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by the Company's principal outside accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Board and

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the Executive within fifteen (15) business days after the Date of Termination and/or such earlier date(s) as may be requested by the Company or the Executive (each such date and the Date of Termination shall be referred to as a "Determination Date" for purposes of this Section 7.2(b) and Section 7.3 hereof). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 7.2(b), shall be paid by the Company to the Executive within thirty
(30) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm under this Section 7.2(b) shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7.2(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim;

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

               (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

               (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such

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representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.2(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.2(c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's compliance with the requirements of Section 7.2(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 7.2(c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

     7.3 The payments provided for in Section 7.2 hereof (other than Section 7.2(c) and (d)) shall be made not later than the thirtieth (30th) day following each Determination Date; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined by the Executive, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the forty-fifth (45th) day after each Determination Date. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

8.   TERMINATION PROCEDURES.
     ----------------------

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     8.1 NOTICE OF TERMINATION. During the Term of this Agreement, any purported
         ---------------------
termination of the Executive's employment or consulting engagement by the Company or the Executive (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, in the case of a termination by the Company for Cause or by the Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment or consulting engagement under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

     8.2 DATE OF TERMINATION. "Date of Termination," with respect to any
         -------------------
purported termination of the Executive's employment or consulting engagement during the Term of this Agreement, shall mean (i) if the Executive's employment or consulting engagement is terminated by his death, the date of his death, (ii) if the Executive's employment or consulting engagement is terminated by the Executive other than for Good Reason, the date specified in the Notice of Termination (which shall not be less than one hundred eighty (180) days) after such Notice of Termination is given, (iii) if the Executive's employment or consulting engagement is terminated by the Company for Cause, on the date that the Notice of Termination is sent by the Board in accordance with Section 8.1, and (iv) if the Executive's employment or consulting engagement is terminated by the Company or the Executive for any other reason, the date specified in the Notice of Termination (which shall not be less than sixty (60) days) after such Notice of Termination is given.

9.   NO MITIGATION.
     -------------

     The Company agrees that, if the Executive's employment or consulting engagement hereunder is terminated during the Term of this Agreement, the Executive is not required to seek other employment or consulting engagements or to attempt in any way to reduce any amounts payable to the Executive by the Company hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Section 7.2(d) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

10.  CONFIDENTIALITY AND NONCOMPETITION.
     ----------------------------------

     10.1 The Executive shall not, during or after the Term of this Agreement, without the prior written consent of the Company disclose to any entity or person any information which is treated as confidential by the Company or any of their subsidiaries or affiliates (each, a "Company Entity"), and is not generally known or available in to the public, provided, that the

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Executive may make disclosures of such confidential information (i) during the
Initial Period of this Agreement in the course of and to the extent required by and consistent with the performance of his duties hereunder, and (ii) to the extent required by law or legal process.

     10.2 Except as permitted by the Company with its prior written consent, the Executive shall not, during the period ending January 31, 2003, directly or indirectly, own, enter into the employ of or render any services (whether as a consultant or otherwise) to any person, firm or corporation within the United States or any foreign country in which the Company is doing or is at the time contemplating doing business which is a substantial and direct competitor of any Company Entity with respect to products which any Company Entity is then producing or services which any Company Entity is then providing (a "Competitor"), or approach, canvass, solicit, or otherwise endeavor to entice away from the Company, any customer in respect of any service or product in any way competitive with the services or products supplied by any Company Entity to such customer, or solicit the services of, or endeavor to entice away from the Company, any director, executive officer or employee of the Company; provided, that it shall not be a violation of this provision for the Executive to be employed by, or render services to, a Competitor, if the Executive renders those services only with respect to those lines of business of the Competitor which are not directly competitive with a line of business of any Company Entity or are located in any country in which the Company does not do business and is not contemplating doing business.

     10.3 The Executive acknowledges and agrees that any breach of this Section 10 by the Executive will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company shall have the right to obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against or on account of any breach by the Executive of the provisions of this Section 10 without proof of any actual damage caused to the Company.

11.  SUCCESSORS; BINDING AGREEMENT.
     -----------------------------

     11.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as the case may be, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement upon the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment or consulting engagement for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

     11.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees,

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devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

12.  CHANGE OF CONTROL.
     -----------------

     Notwithstanding anything in this Agreement to the contrary, that certain Agreement between the Company and the Executive in connection with a Change of Control (as defined therein) (the "Change in Control Agreement") shall remain in full force and effect through January 31, 2001 and if the Executive is paid any benefits under the Change in Control Agreement, then this Agreement (including
Section 10.2 hereof) shall forthwith terminate and the Executive shall not be entitled to the payment of any amounts under this Agreement (and any amounts theretofore paid to the Executive pursuant to Section 7.1 hereof shall be credited against any "Severance Payments" to which the Executive is entitled under said Change in Control Agreement). After January 31, 2001, the Change of Control Agreement shall terminate (except that those provisions respecting the acceleration of benefits under any employee benefit plan of the Company, including the acceleration of vesting of unvested stock options, which shall survive for the Term of this Agreement) and, thereafter, upon the occurrence of a Change of Control, the Company shall pay to the Executive, within thirty (30) days after the Change of Control, all amounts payable to the Executive pursuant to this Agreement through February 1, 2003 in a lump sum cash payment.

13.  NOTICES.
     -------

     For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

     To the Company and Armstrong:

     Armstrong Holdings, Inc.
     2500 Columbia Avenue
     Lancaster, PA 17603
     Attention:  Executive Vice President, Human Resources
     Telecopy:  717-396-6119

     To the Executive:

     At the Executive's residence address as maintained by the Company in the regular course of its business for payroll purposes.

14.  MISCELLANEOUS.
     -------------

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     No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement, provided that nothing contained herein shall be interpreted to amend or nullify those obligations of the Company and the Executive pursuant to the Indemnification Agreement between the Company and the Executive. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled, except as otherwise provided in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to choice of law principles.

     All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of the Company or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

15.  VALIDITY.
     --------

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.  COUNTERPARTS.
     ------------

     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.  SETTLEMENT OF DISPUTES; ARBITRATION.
     -----------------------------------

     All claims by the Executive for payments under this Agreement shall be in writing and shall be directed to and initially determined by the Board. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. To the extent permitted by applicable law and subject to the right of the Company to seek equitable relief in a court pursuant to Section 10.3, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in either Allegheny County or Philadelphia County, Pennsylvania, as the parties shall mutually agree or, if the parties are unable to agree, in either such county as the Board of Directors of the Company (or the compensation committee thereof) shall specify, in accordance with the

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Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

18.  FEES AND EXPENSES.
     -----------------

     The Company shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in disputing any termination or in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder; provided, however, the Company shall not be required to pay to the Executive legal fees and expenses to the extent such legal fees and expenses were incurred in connection with a contest controlled by the Company pursuant to
Section 7.2(c) hereof in connection with which the Company complied with its obligations under said Section 7.2(d). Such payments shall be made within thirty
(30) business days after delivery of the Executive's written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

19.  DEFINITIONS.
     -----------

     For purposes of this Agreement, the following terms shall have the meaning indicated below:

     (a) "Base Salary" shall have the meaning stated in Section 5.1 hereof.

     (b) "Board" shall mean the Board of Directors of the Company.

     (c) "Change of Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

          A. any person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities acquired directly from the Company or its affiliates) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transactions described in clause (i) of paragraph (C) below; or

          B. the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who wither were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

          C. there is consummated a merger or consolidation of the Company (including a triangular merger to which the Company is a party) with any other corporation other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity of any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly of indirectly, of the securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its subsidiaries) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

          D. the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

     (d) "Cause" for termination by the Company of the Executive's employment or consulting engagement, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 8.1) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to fraud or embezzlement by the Executive, or (iii) the Executive's conviction (or entering into a plea bargain admitting guilt) of any felony, or
(iv) a material breach by the Executive of this Agreement, including a violation of Section 10. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company. (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (e) "Date of Termination" shall have the meaning stated in Section 8.2 hereof.

     (f) "Disability" shall be deemed the reason for the termination of this Agreement by the Company, if, as a result of the Executive's incapacity due to physical or mental illness, the

Executive shall have been absent from the full-time performance of the Executive's duties hereunder for a period of six (6) consecutive months.

     (g) "Excise Tax" shall have the meaning stated in Section 7.2(a) hereof.

     (h) "Executive" shall mean the individual named in the first paragraph of this Agreement.

     (i) "Good Reason" for termination by the Executive of the Executive's employment or consulting engagement shall mean the occurrence (without the Executive's express written consent), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraphs (i) or (ii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

     (i) the assignment to the Executive of any duties which are materially inconsistent with the duties specified in Sections 4(b)(i) and (ii) or 4(d)(i) and (ii), unless the Executive has indicated to the Company his intention to terminate his employment prior to the end of the Initial Period, and such assignment is made by the Board in good faith in order to facilitate the transition of the Executive;

     (ii) any material breach of any provision of this Agreement by the Company;

     (iii) the relocation of the Executive's principal place of employment or consulting engagement to a location more than 250 miles from the Executive's principal place of employment or consulting (unless such relocation is closer to the Executive's principal residence) or the Company's requiring the Executive to be based anywhere other than such principal place of employment or consulting (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

     (iv) a reduction by the Company during the Initial Term in the Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior officers of the Company and all senior officers of any person in control of the Company; or

     (v) the failure by the Company during the Initial Period to continue in effect any employee benefit plan or incentive compensation plan in which the Executive currently participates which is material to the Executive's total compensation, unless such plan or arrangement has been replaced by a new plan on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants.

     The Executive's right to terminate the Executive's employment or consulting engagement for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment or consulting shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

     (k) "Gross-Up Payment" shall have the meaning stated in Section 7.2(a) hereof.

     (l) "Notice of Termination" shall have the meaning stated in Section 8.1 hereof.

     (m) "Term" shall have the meaning stated in Section 3 hereof.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                               ARMSTRONG HOLDINGS, INC.

                               By:      ___________________________
                               Name:  Douglas L. Boles
                               Title:  Executive Vice President, Human Resources

                               ARMSTRONG WORLD INDUSTRIES, INC.

                               By:      ___________________________
                               Name:  Douglas L. Boles
                               Title:  Executive Vice President, Human Resources

                               EXECUTIVE

                               ---------------------------------
                               George A. Lorch

                       [Letterhead of Michael D. Lockhart]

                                October 30, 2000

Dear George:

     This will confirm our discussions relative to your continued relationship with Armstrong under your Amended and Restated Employment Agreement dated as of August 7, 2000.

 .    Your role as Advisor to the Chairman of the Board and Chief Executive
     Officer is now complete. To that end, you are electing to accelerate your retirement as a director and as an employee of Armstrong to December 1, 2000. In doing so, you will not receive any compensation to which you would have been entitled as a director and as an employee under your Amended and Restated Employment Agreement. Your execution of this letter will constitute your resignation as a director effective December 1, 2000.

 .    Armstrong remains obligated to pay you the $2.8 million due to you on
     February 1, 2001 under your Amended and Restated Employment Agreement and under your Stock Option Surrender Agreement dated September 25, 2000 (less any required withholdings).

 .    From the date of your retirement as an employee of Armstrong, you stand ready to serve Armstrong as a consultant in accordance with the terms of your Amended and Restated Employment Agreement and you remain bound by the non-compete and the other provisions of that Agreement.

     Please acknowledge your agreement with the foregoing by signing this letter where indicated below and returning it to me. This letter effectively amends the Amended and Restated Employment Agreement.

     On behalf of the Board of Directors, thank you for your service to Armstrong.

                              Very truly yours,

                              ARMSTRONG HOLDINGS, INC.

                              By:  ____________________________
                                       Michael D. Lockhart
                                       President and Chief Executive Officer, on
                              behalf of Armstrong Holdings, Inc. and
                       Armstrong World Industries, Inc.

Acknowledged and agreed,
intending to be legally bound:

----------------------------
George A. Lorch

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